EXHIBIT B

                                Offer to Purchase

                      ADVANTAGE ADVISERS TROON FUND, L.L.C.
                                622 Third Avenue
                                    8th Floor
                            New York, New York 10017

               OFFER TO PURCHASE UP TO $110 MILLION OF OUTSTANDING
                          INTERESTS AT NET ASSET VALUE
                               DATED MAY 19, 2003

                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
              12:00 MIDNIGHT, EASTERN TIME, MONDAY, JUNE 16, 2003,
                          UNLESS THE OFFER IS EXTENDED


To the Members of
Advantage Advisers Troon Fund, L.L.C.:

          Advantage Advisers Troon Fund, L.L.C., a closed-end, non-diversified, management investment company organized as a Delaware limited liability company (the "Fund"), is offering to purchase for cash on the terms and conditions set forth in this offer and the related Letter of Transmittal (which together constitute the "Offer") up to $110 million of Interests in the Fund or portions thereof pursuant to tenders by members in the Fund ("Members") at a price equal to their net asset value as of June 30, 2003, if the Offer expires on June 16, 2003. (As used in this Offer, the term "Interest" or "Interests" as the context requires, shall refer to the interests in the Fund and portions thereof representing beneficial interests in the Fund.) If the Fund elects to extend the tender period, for the purpose of determining the purchase price for tendered Interests, the net asset value of such Interests will be determined at the close of business on the valuation date of the Offer. This Offer is being made to all Members and is not conditioned on any minimum amount of Interests being tendered, but is subject to certain conditions described below. Interests are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Fund's Limited Liability Company Agreement dated as of May 1, 2003.

          Members should realize that the value of the Interests tendered in this Offer will likely change between April 30, 2003 (the last time net asset value was calculated) and June 30, 2003, when the value of the Interests tendered to the Fund will be determined for purposes of calculating the purchase price of such Interests. Members tendering their Interests should also note that they will remain Members with respect to the Interest tendered and accepted for purchase by the Fund through June 30, 2003, the valuation date of the Offer when the net asset value of their Interests is calculated. Any tendering Members that wish to obtain the estimated net asset value of their Interests should contact PFPC Inc., at the telephone numbers or address set forth below, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Time).

Advantage Advisers Troon Fund, L.L.C.


          Members desiring to tender all or any portion of their Interests in accordance with the terms of the Offer should complete and sign the attached Letter of Transmittal and mail or fax it to the Fund in the manner set forth in
Section 4 below.

                                    IMPORTANT

          NONE OF THE FUND, ITS ADVISER OR ITS BOARD OF MANAGERS MAKES ANY RECOMMENDATION TO ANY MEMBER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING INTERESTS. MEMBERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER INTERESTS, AND, IF THEY CHOOSE TO DO SO, THE PORTION OF THEIR INTERESTS TO TENDER.

          BECAUSE EACH MEMBER'S INVESTMENT DECISION IS A PERSONAL ONE, BASED ON ITS OWN FINANCIAL CIRCUMSTANCES, NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY
RECOMMENDATION ON BEHALF OF THE FUND AS TO WHETHER MEMBERS SHOULD TENDER INTERESTS PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE FUND.

          THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION. NEITHER THE SECURITIES AND EXCHANGE
COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED ON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

          Questions, requests for assistance and requests for additional copies of the Offer may be directed to the Fund's service agent:

                                             PFPC Inc.

                                             P.O. Box 358
                                             Claymont, Delaware 19703
                                             Attention: Karl Garrett

                                             Phone:   (888) 697-9661
                                                      (866) 306-0232

                                             Fax:     (302) 791-3105
                                                      (302) 793-8132

Advantage Advisers Troon Fund, L.L.C.

                                TABLE OF CONTENTS
                                -----------------

1.    Background and Purpose of the Offer......................................5

2.    Offer to Purchase and Price..............................................6

3.    Amount of Tender.........................................................8

4.    Procedure for Tenders....................................................8

5.    Withdrawal Rights........................................................9

6.    Purchases and Payment....................................................9

7.    Certain Conditions of the Offer.........................................11

8.    Certain Information About the Fund......................................11

9.    Certain Federal Income Tax Consequences.................................12

10.   Miscellaneous...........................................................12

Advantage Advisers Troon Fund, L.L.C.


                               SUMMARY TERM SHEET

o As stated in the offering documents of Advantage Advisers Troon Fund, L.L.C. (hereinafter "we" or the "Fund"), we will purchase your limited liability company interests ("Interest" or "Interests" as the context requires) at their net asset value (that is, the value of the Fund's assets minus its liabilities, multiplied by the proportionate interest in the Fund you desire to tender). This offer to purchase Interests (the "Offer") will remain open until 12:00 midnight, Eastern Time, on Monday, June 16, 2003, unless the Offer is extended.

o The net asset value of the Interests will be calculated for this purpose on June 30, 2003 (the "Valuation Date"). The Fund reserves the right to adjust the Valuation Date to correspond with any extension of the Offer. The Fund will review the net asset value calculation of the Interests during the Fund's audit for its fiscal year ending December 31, 2003, which the Fund expects will be completed by the end of February 2004, and the audited net asset value will be used to determine the final amount paid for tendered Interests.

o You may tender your entire Interest, a portion of your Interest defined as a specific dollar value or a portion of your Interest above the required minimum capital account balance subject to the conditions discussed below.

o If you tender your entire Interest, subject to any extension of the Offer, we will pay you in cash and/or marketable securities (valued in accordance with the Fund's Limited Liability Company Agreement dated May 1, 2003 (the "LLC Agreement")) no later than July 10, 2003, at least 95% of the unaudited net asset value of your Interest tendered and accepted by the Fund as of June 30, 2003, less any incentive allocation payable to Troon Management, L.L.C., the investment adviser of the Fund (the "Adviser") on June 30, 2003, if any. We will owe you the balance, for which we will give you a promissory note (the "Note") that will be held in your brokerage account with Fahnestock & Co. Inc.("Fahnestock").

o If you tender only a portion of your Interest, you will be required to maintain a capital account balance equal to the greater of: (i) the then applicable minimum initial investment requirement imposed by the Fund, net of the amount of the incentive allocation, if any, that is to be debited from your capital account on the Valuation Date of the Offer (the "Incentive Allocation") or would be so debited if the Valuation Date were a day on which an Incentive Allocation, if any, was made (the "Tentative Incentive Allocation"); or (ii) the amount of the Tentative Incentive Allocation, if any. In the case of a partial tender of an Interest, we will pay the full estimated net asset value of the portion of the Interest tendered in cash and/or marketable securities no later than July 10, 2003, subject to any extension of the Offer. We reserve the right to purchase less than the amount you tender if the amount you tender would cause your account in the Fund to have a value less than the required minimum balance. We will pay you from one or more of the following sources: cash on hand, the proceeds from the sale of and/or delivery of portfolio securities held by the Fund, or by borrowings, if the Offer is extended (which we do not intend to do).

Advantage Advisers Troon Fund, L.L.C.

o Following this summary is a formal notice of our offer to purchase your Interests. Our offer remains open to you until 12:00 midnight, Eastern Time, on Monday, June 16, 2003, the expected expiration date of the Offer. Until that time, you have the right to change your mind and withdraw any tender of your Interest. You will also have the right to withdraw the tender of your Interest at any time after Tuesday, July 15, 2003, 40 business days from the commencement of the Offer, assuming your Interest has not yet been accepted for purchase.

o If you would like us to purchase your Interest or a portion of your Interest, you should (i) mail the Letter of Transmittal (enclosed with the Offer), to PFPC Inc. at P.O. Box 358, Claymont, DE 19703, attention Karl Garrett, or (ii) fax it to PFPC Inc. at (302) 791-3105 or (302) 793-8132,
     so that it is received before 12:00 midnight, Eastern Time, on Monday, June 16, 2003. IF YOU FAX THE LETTER OF TRANSMITTAL, YOU SHOULD MAIL THE ORIGINAL LETTER OF TRANSMITTAL TO PFPC INC. PROMPTLY AFTER YOU FAX IT (ALTHOUGH THE ORIGINAL DOES NOT HAVE TO BE RECEIVED BEFORE 12:00 MIDNIGHT, EASTERN TIME, ON MONDAY, JUNE 16, 2003).

o The value of your Interests will change between April 30, 2003 (the last time prior to the date of this filing as of which net asset value has been calculated), and June 30, 2003, the date as of which the value of the Interests will be determined for purposes of calculating the purchase price for Interests.

o If you would like to obtain the estimated net asset value of your Interests, which is calculated weekly until the expiration date of the Offer and daily for the last five business days of the Offer, you may contact PFPC Inc. at (888) 697-9661 or (866) 306-0232 or at the address set forth on page 2, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Time).

o Please note that just as you have the right to withdraw the tender of an Interest, we have the right to cancel, amend or postpone this Offer at any time up to and including the acceptance of tenders pursuant to the Offer. Also realize that although the Offer expires at 12:00 midnight, Eastern Time, Monday, June 16, 2003, you will remain a member of the Fund with respect to the Interest tendered and accepted for purchase by the Fund through June 30, 2003, when the net asset value of your Interest is calculated.

          1. BACKGROUND AND PURPOSE OF THE OFFER. The purpose of this Offer is to provide liquidity to members of the Fund ("Members") that hold Interests, as contemplated by and in accordance with the procedures set forth in the Fund's Confidential Memorandum dated May 2003, as supplemented (the "Confidential Memorandum"), and the LLC Agreement. The Confidential Memorandum and the LLC Agreement, which were provided to each Member in advance of subscribing for Interests, provide that the managers of the Fund ("Managers" or Board of Managers") have the discretion to determine whether the Fund will purchase Interests from Members from time to time pursuant to written tenders. The Confidential Memorandum also states that the Adviser expects that it will recommend to the Board of Managers that the Fund purchase Interests from Members once each year, effective at the end of each year. However, the Adviser has recommended, and the Board of Managers has approved, the making of an offer to purchase Interests from members commencing as of May 19, 2003. The Fund previously offered to purchase Interests from Members pursuant to written tenders effective as of March 31, 1998, December 31, 1998, December 31, 1999, December 31, 2000, December 31, 2001, June 30, 2002 and December 31, 2002.

Advantage Advisers Troon Fund, L.L.C.

          The purchase of Interests pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of Members that do not tender Interests. Members that retain their Interests may be subject to increased risks that may possibly result from the reduction in the Fund's aggregate assets resulting from payment for the Interests tendered. These risks include the potential for greater volatility due to decreased diversification. However, the Fund believes that this result is unlikely given the nature of the Fund's investment program. A reduction in the aggregate assets of the Fund may result in Members that do not tender Interests bearing higher costs to the extent that certain expenses borne by the Fund are relatively fixed and may not decrease if assets decline. These effects may be reduced or eliminated to the extent that additional subscriptions for Interests are made by new and existing Members on July 1, 2003 and thereafter from time to time.

          Interests that are tendered to the Fund in connection with this Offer will be retired, although the Fund may issue Interests from time to time in transactions not involving any public offering conducted pursuant to Rule 506 of Regulation D under the Securities Act of 1933, as amended. The Fund currently expects that it will accept subscriptions for Interests as of June 1, 2003 and on the first day of each month thereafter, but is under no obligation to do so.

          2. OFFER TO PURCHASE AND PRICE. Subject to the conditions of the Offer, the Fund will purchase up to $110 million of Interests that are tendered by Members, and not withdrawn (in accordance with Section 5 below) prior to, 12:00 midnight, Eastern Time, on Monday, June 16, 2003 (this time and date is called the "Initial Expiration Date"), or any later date as corresponds to any extension of the Offer. The later of the Initial Expiration Date or the latest time and date to which the Offer is extended is called the "Expiration Date." The Fund reserves the right to extend, amend or cancel the Offer as described in Sections 3 and 7 below. The purchase price of an Interest tendered will be its net asset value as of the close of the Valuation Date, payable as set forth in
Section 6. The Fund reserves the right to adjust the Valuation Date to correspond with any extension of the Offer. As of the close of business on April 30, 2003, the unaudited net asset value of an Interest corresponding to an initial capital contribution of $150,000 on the following closing dates of the Fund was as follows:

           If you invested $150,000 on the                    Your Unaudited Net Asset Value as of April
           following closing date:                            30, 2003 would be:
           ------------------------------------------         -----------------------------------------------
           February 28, 1997                                                     $152,116

           April 1, 1997                                                         $160,253

           May 1, 1997                                                           $153,870

           June 1, 1997                                                          $146,992

           July 1, 1997                                                          $142,247

           August 1, 1997                                                        $133,807

           September 1, 1997                                                     $135,089

Advantage Advisers Troon Fund, L.L.C.


           If you invested $150,000 on the                    Your Unaudited Net Asset Value as of April
           following closing date:                            30, 2003 would be:
           ------------------------------------------         -----------------------------------------------
           October 1, 1997                                                       $122,346

           November 1, 1997                                                      $124,498

           January 1, 1998                                                       $116,857

           April 1, 1998                                                         $104,505

           July 1, 1998                                                          $97,516

           October 1, 1998                                                       $108,293

           January 1, 1999                                                       $89,981

           April 1, 1999                                                         $76,957

           July 1, 1999                                                          $71,952

           October 1, 1999                                                       $71,520

           January 1, 2000                                                       $45,808

           April 1, 2000                                                         $47,260

           July 1, 2000                                                          $57,418

           October 1, 2000                                                       $58,869

           January 1, 2001                                                       $82,908

           September 1, 2001                                                     $108,297

           October 1, 2001                                                       $128,355

           December 1, 2001                                                      $112,020

           January 1, 2002                                                       $111,914

           April 1, 2002                                                         $127,422

           July 1, 2002                                                          $163,461

           January 1, 2003                                                       $166,077

Advantage Advisers Troon Fund, L.L.C.


          As of the close of business on April 30, 2003, there was approximately $108,385,019 outstanding in capital of the Fund held in Interests (based on the unaudited net asset value of such Interests). MEMBERS MAY OBTAIN WEEKLY ESTIMATED NET ASSET VALUE INFORMATION UNTIL THE EXPIRATION DATE OF THE OFFER,
AND DAILY NET ASSET VALUE INFORMATION FOR THE LAST FIVE BUSINESS DAYS OF THE OFFER, BY CONTACTING PFPC INC. ("PFPC") AT THE TELEPHONE NUMBERS OR ADDRESS SET FORTH ON PAGE 2, MONDAY THROUGH FRIDAY, EXCEPT HOLIDAYS, DURING NORMAL BUSINESS HOURS OF 9:00 A.M. TO 5:00 P.M. (EASTERN TIME).

          3. AMOUNT OF TENDER. Subject to the limitations set forth below, Members may tender their entire Interest, a portion of their Interest defined as a specific dollar value or the portion of their Interest above the required minimum capital account balance, as described below. A Member that tenders for purchase only a portion of its Interest will be required to maintain a capital account balance equal to the greater of: (i) the then applicable minimum initial investment requirement imposed by the Fund, net of the amount of the Incentive Allocation, if any, that is to be debited from the capital account of the Member on the Valuation Date of the Offer or would be so debited if the Valuation Date were a day on which an Incentive Allocation was made (the "Tentative Incentive Allocation"); or (ii) the amount of the Tentative Incentive Allocation, if any. If a Member tenders an amount that would cause the Member's capital account balance to fall below the required minimum, the Fund reserves the right to reduce the amount to be purchased from such Member so that the required minimum balance is maintained. The Offer is being made to all Members and is not conditioned on any minimum amount of Interests being tendered.

          If the amount of the Interests that are properly tendered pursuant to the Offer and not withdrawn pursuant to Section 5 below is less than or equal to $110 million (or such greater amount as the Fund may elect to purchase pursuant to the Offer), the Fund will, on the terms and subject to the conditions of the Offer, purchase all of the Interests so tendered unless the Fund elects to cancel or amend the Offer, or postpone acceptance of tenders made pursuant to the Offer, as provided in Section 7 below. If more than $110 million of Interests are duly tendered to the Fund prior to the Expiration Date and not withdrawn pursuant to Section 5 below, the Fund will in its sole discretion either: (a) accept the Interests in accordance with Rule 13e-4(f)(1)(ii) under the Securities Exchange Act of 1934, as amended; (b) extend the Offer, if necessary, and increase the amount of Interests that the Fund is offering to purchase to an amount it believes sufficient to accommodate the excess Interests tendered as well as any Interests tendered during the extended Offer; or (c) accept Interests tendered on or before the Expiration Date for payment on a PRO RATA basis based on the aggregate net asset value of tendered Interests. The Offer may be extended, amended or canceled in various other circumstances described in Section 7 below.

          4. PROCEDURE FOR TENDERS. Members wishing to tender Interests pursuant to the Offer should mail or fax a completed and executed Letter of Transmittal to PFPC, to the attention of Karl Garrett, at the address set forth on page 2, or fax a completed and executed Letter of Transmittal to PFPC, also to the attention of Karl Garrett, at one of the fax numbers set forth on page 2. The completed and executed Letter of Transmittal must be received by PFPC, either by mail or by fax, no later than the Expiration Date.

          The Fund recommends that all documents be submitted to PFPC via certified mail, return receipt requested, or by facsimile transmission. A Member choosing to fax a Letter of Transmittal to PFPC must also send or deliver the original completed and executed Letter of

Advantage Advisers Troon Fund, L.L.C.


Transmittal to PFPC promptly thereafter. Members wishing to confirm receipt of a Letter of Transmittal may contact PFPC at the address or telephone numbers set forth on page 2. The method of delivery of any documents is at the election and complete risk of the Member tendering an Interest including, but not limited to, the failure of PFPC to receive any Letter of Transmittal or other document submitted by facsimile transmission. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, and such determination shall be final and binding.

          The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which would, in the opinion of counsel for the Fund, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Interest or any particular Member, and the Fund's interpretation of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Fund shall determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. None of the Fund, the Adviser or the Board of Managers shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

          5. WITHDRAWAL RIGHTS. Any Member tendering an Interest pursuant to this Offer may withdraw its tender at any time prior to or on the Expiration Date and at any time after Tuesday, July 15, 2003, 40 business days from the commencement of the Offer, assuming such Member's Interest has not yet been accepted for purchase by the Fund. To be effective, any notice of withdrawal of a tender must be timely received by PFPC at the address or one of the fax numbers set forth on page 2. A form to give notice of withdrawal of a tender is available by calling PFPC at the telephone numbers set forth on page 2. All questions as to the form and validity (including time of receipt) of notices of withdrawal of a tender will be determined by the Fund, in its sole discretion, and such determination will be final and binding. A tender of Interests properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Interests may be tendered again prior to the Expiration Date by following the procedures described in Section 4.

          6. PURCHASES AND PAYMENT. For purposes of the Offer, the Fund will be deemed to have accepted (and thereby purchased) Interests that are tendered as if, and when, it gives written notice to the tendering Member of its election to purchase the Member's Interest.

          A Member that tenders its entire Interest, payment of the purchase price will consist of: (1) cash and/or marketable securities (valued in accordance with the LLC Agreement) in an aggregate amount equal to at least 95% of the unaudited net asset value of Interests tendered and accepted by the Fund, determined as of the Valuation Date payable within ten calendar days after the Valuation Date, (the "95% Cash Payment") in the manner set forth below; and (2) a Note entitling the holder thereof to a contingent payment equal to the excess, if any, of (a) the net asset value of the Interests tendered by the Member and accepted by the Fund as of the Valuation Date, determined based on the audited financial statements of the Fund for calendar year 2003, over (b) the 95% Cash Payment. The Note will be delivered to the tendering Member in the manner set forth below within ten calendar days after the Valuation Date and will not be transferable.

Advantage Advisers Troon Fund, L.L.C.


          The Note will be payable in cash (in the manner set forth below) within ten calendar days after completion of the audit of the financial statements of the Fund for calendar year 2003. It is anticipated that the audit of the Fund's financial statements for calendar year 2003 will be completed no later than 60 days after the end of the year. Any amounts payable under the Note will include interest, if any, earned by the Fund on an amount, deposited by the Fund in a segregated custodial account, equal to 5% of the unaudited net asset value of Interests tendered and accepted for purchase by the Fund. Although the Fund has retained the option to pay all or a portion of the purchase price by distributing marketable securities, the purchase price will be paid entirely in cash except in the unlikely event that the Board of Managers of the Fund determines that the distribution of securities is necessary to avoid or mitigate any adverse effect of the Offer on the remaining Members.

          A Member that tenders only a portion of its Interest (subject to maintenance of the required minimum capital account balance described in ITEM 3, above) will receive cash and/or marketable securities in an aggregate amount equal to 100% of the estimated unaudited net asset value of Interests tendered and accepted for purchase by the Fund, determined as of the Valuation Date (the "100% Cash Payment") payable within ten calendar days after the Valuation Date.

          Both the 95% Cash Payment and the 100% Cash Payment (together, the "Cash Payment") will be made by wire transfer directly to the tendering Member's brokerage account with Fahnestock. Cash Payments wired directly to brokerage accounts will be subject upon withdrawal from the account to any fees that Fahnestock would customarily assess upon the withdrawal of cash from the account.

          The Note will be deposited directly to the tendering Member's brokerage account with Fahnestock. Any contingent payment due pursuant to the Note will also be deposited directly to the tendering Member's brokerage account at Fahnestock and will be subject upon withdrawal from the account to any fees that Fahnestock would customarily assess upon the withdrawal of cash from the account.

          The Fund expects that the purchase price for Interests acquired pursuant to the Offer, which will not exceed $110 million (unless the Fund elects to purchase a greater amount), will be derived from: (a) cash on hand;
(b) the proceeds of the sale or delivery of securities and portfolio assets held by the Fund; and/or (c) possibly borrowings, as described below. The Fund will segregate, with its custodian, cash or U.S. government securities or other liquid securities equal to the value of the amount estimated to be paid under any Note as described above. Neither the Fund, nor the Adviser nor the Board of Managers have determined at this time to borrow funds to purchase Interests tendered in connection with the Offer. However, depending on the dollar amount of Interests tendered and prevailing general economic and market conditions, the Fund, in its sole discretion, may decide to borrow money to finance any portion of the purchase price from its existing margin facility established with the Fund's prime broker, Morgan Stanley & Co. Incorporated ("Morgan Stanley"), subject to compliance with applicable law. If the Fund finances any portion of the purchase price in that manner, it will deposit assets in a special custody account with its custodian, PFPC Trust Company, to serve as collateral for any amounts so borrowed, and if the Fund were to fail to repay any such amounts, Morgan Stanley would be entitled to satisfy the Fund's obligations from the collateral deposited in the special custody account. The Fund expects that the repayment of any amounts borrowed from Morgan Stanley will be made from additional funds contributed to the Fund by existing and/or


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Advantage Advisers Troon Fund, L.L.C.


new Members, or from the proceeds of the sale of securities and portfolio assets held by the Fund.

          7. CERTAIN CONDITIONS OF THE OFFER. The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying Members of such extension. The purchase price of an Interest tendered by any Member will be the net asset value thereof as of the close of business on June 30, 2003, if the Offer expires on the Initial Expiration Date, and otherwise the net asset value thereof as of the close of business on any later date as corresponds to any extension of the Offer. During any such extension, all Interests previously tendered and not withdrawn will remain subject to the Offer. The Fund also reserves the right, at any time and from time to time, up to and including acceptance of tenders pursuant to the Offer, to: (a) cancel the Offer in the circumstances set forth in the following paragraph and in the event of such cancellation not to purchase or pay for any Interests tendered pursuant to the Offer; (b) amend the Offer; and (c) postpone the acceptance of Interests. If the Fund determines to amend the Offer or to postpone the acceptance of Interests tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided above and will promptly notify Members.

          The Fund may cancel the Offer, amend the Offer or postpone the acceptance of tenders made pursuant to the Offer if: (a) the Fund would not be able to liquidate portfolio securities in a manner that is orderly and consistent with the Fund's investment objectives and policies in order to purchase Interests tendered pursuant to the Offer; (b) there is, in the judgment of the Board of Managers, any (i) legal action or proceeding instituted or threatened challenging the Offer or otherwise materially adversely affecting the Fund, (ii) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State that is material to the Fund, (iii) limitation imposed by federal or state authorities on the extension of credit by lending institutions, (iv) suspension of trading on any organized exchange or over-the-counter market where the Fund has a material investment, (v) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States that is material to the Fund, (vi) material decrease in the net asset value of the Fund from the net asset value of the Fund as of commencement of the Offer, or (vii) other event or condition that would have a material adverse effect on the Fund or its Members if Interests tendered pursuant to the Offer were purchased; or (c) the Board of Managers determines that it is not in the best interest of the Fund to purchase Interests pursuant to the Offer. However, there can be no assurance that the Fund will exercise its right to extend, amend or cancel the Offer or to postpone acceptance of tenders pursuant to the Offer.

          8. CERTAIN INFORMATION ABOUT THE FUND. The Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end, non-diversified, management investment company. It is organized as a Delaware limited liability company. The principal office of the Fund is located at 622 Third Avenue, 8th Floor, New York, New York 10017 and the telephone number is (212) 667-4225. Interests are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the LLC Agreement.

          Neither the Fund nor the Adviser nor the Board of Managers have any plans or proposals that relate to or would result in: (a) the acquisition by any person of additional Interests (other than the Fund's intention to accept subscriptions for Interests on the first day of each month and from time to time in the discretion of the Fund) or the disposition of Interests;



                                      B-11
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Advantage Advisers Troon Fund, L.L.C.


(b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Fund; (c) any material change in the present distribution policy or indebtedness or capitalization of the Fund; (d) any change in the identity of the investment adviser, or in the management of the Fund, including, but not limited to, any plans or proposals to change the number or the term of the members of the Board of Managers, to fill any existing vacancy on the Board of Managers or to change any material term of the investment advisory arrangement with the Adviser; (e) a sale or transfer of a material amount of assets of the Fund (other than as the Board of Managers determines may be necessary or appropriate to finance any portion of the purchase price for Interests acquired pursuant to this Offer or in connection with ordinary portfolio transactions of the Fund); (f) any other material change in the Fund's structure or business, including any plans or proposals to make any changes in its fundamental investment policies, as amended, for which a vote would be required by Section 13 of the 1940 Act; or (g) any changes in the LLC Agreement or other actions that may impede the acquisition of control of the Fund by any person.

          There have been no transactions involving the Interests that were effected during the past 60 business days by the Fund, the Adviser, any member of the Board of Managers or any person controlling the Fund or the Adviser or controlling any Manager. Based on April 30, 2003 estimated values, the Adviser owns approximately $1,995,245, (1.84%) of the Interests. The Adviser does not intend to tender any of its Interests at this time. In addition, the Adviser may be entitled under the terms of the LLC Agreement to receive an incentive allocation (if earned and subject to certain limitations), as specified in the LLC Agreement and described in the Confidential Memorandum.

          9. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following discussion is a general summary of the federal income tax consequences of the purchase of Interests by the Fund from Members pursuant to the Offer. Members should consult their own tax advisors for a complete description of the tax consequences to them of a purchase of their Interests by the Fund pursuant to the Offer.

          In general, a Member from which an Interest is purchased by the Fund will be treated as receiving a distribution from the Fund. Such Member generally will not recognize income or gain as a result of the purchase, except to the extent (if any) that the amount of consideration received by the Member exceeds such Member's then adjusted tax basis in the Member's Interest. A Member's basis in such Member's Interest will be reduced (but not below zero) by the amount of consideration received by the Member from the Fund in connection with the purchase of such Interest. A Member's basis in such Member's Interest will be adjusted for income, gain or loss allocated (for tax purposes) to such Member for periods prior to the purchase of such Interest. Cash distributed to a Member in excess of the adjusted tax basis of such Member's Interest is taxable as capital gain or ordinary income, depending on the circumstances. A Member that has its entire Interest purchased by the Fund may recognize a loss, but only to the extent that the amount of consideration received from the Fund is less than the Member's then adjusted tax basis in such Member's Interest.

          10. MISCELLANEOUS. The Offer is not being made to, nor will tenders be accepted from, Members in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of such jurisdiction. The Fund is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction. However, the Fund reserves the right to exclude Members from the

Advantage Advisers Troon Fund, L.L.C.

Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Fund believes such exclusion is permissible under applicable laws and regulations, provided the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer.

          The Fund has filed an Issuer Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, which includes certain information relating to the Offer summarized herein. A free copy of such statement may be obtained from the Fund by contacting PFPC at the address and telephone numbers set forth on page 2 or from the Securities and Exchange Commission's internet web site, http://www.sec.gov. For a fee, a copy may be obtained from the public reference office of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549.














                                      B-13
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Advantage Advisers Troon Fund, L.L.C.


                                     ANNEX A

                              Financial Statements

          Audited financial statements for the year ended December 31, 2001 previously filed on EDGAR on Form N-30D on March 8, 2002; and

          Audited financial statements for the year ended December 31, 2002 previously filed on EDGAR on Form N-30D on March 13, 2003.